Exhibit 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Alphatec Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, $0.0001 par value per share	(1)	4,285,715	$14.00	$60,000,010	0.00011020	$6,612

Total Offering Amounts							$6,612

Total Fees Previously Paid							—

Total Fee Offsets							—

Net Fees Due							$6,612

(1)	The filing fee is calculated in accordance with Rule 457(o) and 457(r) of the Securities Act of 1933, as amended. This “Calculation of Filing Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-271336) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended.